                                                                  EXHIBIT 3.88


STRICTLY CONFIDENTIAL

June 26, 2001

InvestorLinks.com Inc.
Suite 301-2 Adelaide Street West
Toronto, Ontario
M5H 1L6

Attention:  Mr. James Cassina
            President and Director

Dear Mr. Cassina:

We understand that InvestorLinks.com Inc. (the "Company") would like Taurus Capital Markets Ltd. ("Taurus") to act as exclusive advisors with respect to the potential acquisition of (the "Purchase") api electronics inc. (the "Target"). The purpose of this letter is to confirm the appointment of Taurus as exclusive financial advisors to the Company in connection with the Purchase and records our mutual understanding and agreement regarding the scope and terms of our engagement.

1.   Appointment and Engagement

By its acceptance of this letter, the Company hereby appoints Taurus, and we agree to act, as the exclusive financial advisor to the Company in respect of
the Purchase.   The Taurus representative assigned to this project shall be P.
Gage Jull. The engagement of Taurus shall be for a period of four months commencing on June 26, 2001, from which date this letter agreement shall be deemed to become effective (the "Effective Date"), unless extended by the mutual agreement of the Company and Taurus, or unless earlier terminated by either the Company or Taurus upon giving 30 days written notice to that effect to the other.

2.   Services to be Rendered by Taurus.

Taurus will conduct due diligence on behalf of the Company and investigate such aspects of the Target as may be available and advise the Company throughout the Company's review, consideration, negotiation and structuring of the Purchase. In carrying out this mandate Taurus will provide the following services to the
Company:

     (a) visit the Target's plant and familiarize themselves with the business, operations, properties, financial condition and prospects of the Target;
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                                      -2-


     (b)  identify and assess the benefits of the Purchase;

     (c) consider the strategy of the Target in the context of comparable public companies;

     (c) assist management of the Company in making presentations to the Company's board of directors concerning the result of the foregoing review and analysis;

     (e) attend such meetings with the Vendor as may be requested by the Company.

The engagement of Taurus to perform any additional services, including for example, providing financing for the Purchase, should that be required, will be negotiated separate from this agreement and shall be set forth in, and subject to the terms and conditions of, a separate or amending letter agreement.

3.   Disclosure of our Advice and this Engagement.

The Company acknowledges that all oral or written interim opinions, advice and materials provided by Taurus to the Company in connection with Taurus' engagement hereunder are intended solely for the benefit and internal use of the Company (including its management, directors and counsel) and the Company agrees that no such interim opinion, advice or material shall be used for any other purpose or reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public references to Taurus or this engagement be made by the Company (or such persons) without our prior written consent in each specific instance; provided, however, that the foregoing shall not prevent the Company (or any affiliate thereof that proceeds with the implementation of the Purchase) from making such disclosure which, in the judgment of the Company, upon the advice of counsel, is required under applicable securities laws or policy statements or stock exchange rules and provided in any event that Taurus is given a reasonable opportunity to review and comment thereon prior to any such disclosure being made.

4.   Consideration for Services.

The Company will pay Taurus a work fee of $15,000 plus out-of-pocket costs associated with the trip to the Target's facility plus in the event the Purchase is completed, the Company agrees to issue to Taurus 250,000 broker warrants for Units on the same terms as the Units being issued to purchase the Target. These broker warrants will exercisable into the Units and the underlying securities will be freely trading shares and share purchase warrants of the Company.

5.   Payment of Applicable Taxes
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                                      -3-

Part of the amounts payable under paragraph 4 hereof may be subject to the federal Goods and Services Tax and/or applicable provincial sales tax (collectively, "tax"). Where tax is applicable, an additional amount equal to the amount of tax owing thereon will be charged to the Company.

6.   Indemnification.

The Company hereby agrees to indemnify Taurus in accordance with Schedule "A" hereto, which Schedule forms part of this letter agreement and the consideration for which is the entering into of this agreement. Such indemnity (the "Indemnity") shall be executed and delivered to us on the execution of this letter agreement and shall be in addition to, and not in substitution for, any liability which the Company or any other party may have to us or other parties may have apart from such Indemnity. If the Company terminates Taurus' engagement hereunder and subsequently consummates a merger, acquisition or similar transaction within six (6) months thereafter, with persons previously identified in writing by Taurus the full consideration referred to in paragraph 4 will become due and payable to Taurus immediately.

7.   Confidentiality.

We and each of our directors, officers, employees and agents will keep strictly confidential the fact that such discussions are underway with the Purchasers and will use only for the purpose of performing our obligations hereunder all information, whether written or oral, acquired from the Company and its subsidiaries and their respective agents and advisors in connection with our work hereunder except information that was made available to the public prior to our engagement or that thereafter becomes available to the public other than through a breach by us of our obligations hereunder or was known to us prior to our engagement and except to the extent that we are required by law or in connection with legal process or regulatory proceedings to disclose such information. If we are so required to disclose any such information, we will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order.

8.   Survival of Terms.

The terms and conditions of this letter agreement and the Indemnity shall survive the completion of our engagement hereunder. In addition, representations, warranties, indemnities and other agreements provided by the Company in connection with this letter agreement shall remain in full force and effect regardless of any investigation made by us or on our behalf.
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                                      -4-

9.  Notices.

Any notice or other communication required or permitted to be given under this letter agreement shall be in writing and shall be sufficiently given or made by delivery or by telecopy or similar facsimile transmission (receipt confirmed) to the respective parties as follows:

To the Company, to James Cassina at:  InvestorLinks.com Inc.
                                      Suite 301-2 Adelaide Street West
                                      Toronto, Ontario
                                      M5H 1L6

                                      Fax:   (416) 861-9623

     To Taurus, to P. Gage Jull at:   Taurus Capital Markets Ltd.
                                      Scotia Plaza, Suite 3000
                                      40 King Street West
                                      Toronto, Ontario, M5H 3Y2
                                      Fax:   (416) 361-3405

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so telecopied or transmitted. Any party may change its address by notice to the others in the manner set out above.

10.  Governing Law.

The agreement resulting from the acceptance of this engagement letter shall be governed by and construed in accordance with the laws of the Province of Alberta.

If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed duplicate copy of this letter and returning it to us.

Yours very truly,

TAURUS CAPITAL MARKETS LTD.



By:  ________________________
     P. Gage Jull
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                                      -5-


AGREED AND ACCEPTED as of the date first mentioned above.

INVESTORLINKS.COM INC.



By:  _________________________
     James Cassina

SCHEDULE "A"


INVESTORLINKS.COM INC. (the "Indemnitor") hereby agrees to indemnify and hold Taurus Capital Markets Ltd. and/or any of its affiliates and subsidiaries (collectively, "Taurus") and each and every one of the directors, officers, employees, consultants and shareholders of Taurus (hereinafter referred to as the "Personnel") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, joint or several (including the aggregate amount paid in settlement of any actions, suits, proceedings or claims and the fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against Taurus) to which Taurus and/or any Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by Taurus and any Personnel hereunder or otherwise in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

     (i) Taurus or any Personnel has been grossly negligent or dishonest or has committed any fraudulent act in the course of such performance; and

     (ii) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed were directly caused by the gross negligence, dishonesty or fraud referred to in (i).

The Indemnitor hereby agrees to waive any right it may have of first requiring Taurus and/or any Personnel to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming under this indemnity.

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to Taurus and/or any Personnel or insufficient to hold any of them harmless, then the Indemnitor shall contribute to the amount paid or payable by Taurus and/or any Personnel as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and Taurus on the other hand, but also the relative fault of the Indemnitor and Taurus, as well as any other relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the amount paid or payable by Taurus as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the consideration received by Taurus pursuant to the attached letter agreement.

The Indemnitor agrees that in case (i) any legal proceeding shall be brought against the Indemnitor and/or Taurus or any Personnel by any governmental commission or regulatory authority or any stock exchange; or (ii) an entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or Taurus, and any
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                                       7

Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by Taurus, Taurus shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse Taurus for time spent by Personnel in connection therewith on a per diem basis based on normal consulting fees ) and out-of-pocket expenses incurred by Personnel in connection therewith shall be paid by the Indemnitor as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against Taurus or any Personnel or after receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, Taurus will notify the Indemnitor in writing of the commencement thereof and the Indemnitor shall undertake the investigation and defence thereof on behalf of Taurus and/or any Personnel, as applicable, including the prompt employment of counsel reasonably acceptable to Taurus or the applicable Personnel affected and the payment of all reasonable expenses. Failure by Taurus to so notify the Indemnitor shall not relieve the Indemnitor of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the Indemnitor or material impairment of its substantive rights or defences. The Indemnitor shall, throughout the course of any investigation as contemplated herein, provide copies of all relevant documentation to Taurus, will keep Taurus advised of the progress thereof and will discuss with Taurus all significant actions proposed.

No admission of liability and no settlement of any action shall be made without the prior written consent of the Indemnitor and Taurus or the Personnel affected, such consent not to be unreasonably withheld.

Notwithstanding that the Indemnitor shall undertake the investigation and defence of any action, Taurus or the Personnel affected shall have the right to employ separate counsel in any such action and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of Taurus or the Personnel affected unless (a) employment of such counsel has been authorized by the Indemnitor; (b) the Indemnitor shall not have assumed the defence of the action within a reasonable period of time after receiving notice of the action; (c) the named parties to any such action include both the Indemnitor and Taurus or any Personnel and Taurus or the affected Personnel shall have been advised by counsel that there may be a conflict of interest between the Indemnitor and Taurus or the affected Personnel, as the case may be; or (d) there are one or more legal defences available to Taurus or the affected Personnel which are different from or in addition to those available to the Indemnitor.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to Taurus and the Personnel and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, Taurus and any Personnel. The Indemnitor constitutes Taurus as trustee for the other
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                                       8

indemnified parties as contemplated herein of the covenants of the Indemnitor under this Schedule "A" and Taurus hereby agrees to accept such trust and to hold and enforce such covenants on behalf of such persons. The foregoing provisions shall survive the completion of professional services rendered under the letter to which this is attached or any termination of the authorization given by the letter to which this is attached.

AGREED AND ACCEPTED as of the 26th day of June 2001.

INVESTORLINKS.COM INC.

Per:         James C. Cassina
       ------------------------------
         Authorized Signing Officer

TAURUS CAPITAL MARKETS LTD.

Per:            P. Gage Jull
       -----------------------------
         Authorized Signing Officer